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Exhibit (a)(1)(K)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
ESMARK INCORPORATED
at
$19.25 NET PER SHARE
by
OAO SEVERSTAL
On Behalf of its Indirect Wholly-Owned Subsidiary ("Purchaser")

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME ON JULY 18, 2008 UNLESS THE OFFER IS EXTENDED.

July 2, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Purchaser, an indirect wholly-owned subsidiary, to be formed in the State of Delaware prior to the expiration of the Offer (as defined below), of OAO Severstal, a Russian joint stock company ("Severstal"), to act as Dealer Manager in connection with Severstal's, on behalf of Purchaser, offer to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Esmark Incorporated, a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of June 13, 2008, between the Company and Computershare Trust Company, N.A., as Rights Agent, for $19.25 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 30, 2008, the First Amendment and Supplement to the Offer to Purchase, dated June 5, 2008 (together, as amended or supplemented from time to time, the "Offer to Purchase"), in the Second Amendment and Supplement to the Offer to Purchase dated July 2, 2008 (the "Supplement"), and in the accompanying Letter of Transmittal (which, together with the Offer to Purchase, the Supplement and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares, if any, then owned by Severstal or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully diluted basis immediately prior to the expiration of the Offer (including, without limitation, all Shares issuable upon the exercise of any options or rights (other than the Rights)); and (ii) the period of time for any applicable review process by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, having expired or having been terminated prior to the expiration of the Offer. The Offer is also subject to certain other conditions described in Section 10 of the Supplement.

        The Offer is not conditioned on Severstal or Purchaser obtaining financing.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     Second Amendment and Supplement to the Offer to Purchase dated July 2, 2008;

          2.     Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Citibank, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Supplement) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

          4.     A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5.     Guidelines for Request for Taxpayer Identification Number on Substitute Form W-9; and

          6.     Return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 18, 2008, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other required documents.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase and Section 2 of the Supplement.

        Neither Severstal nor Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Severstal will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Severstal will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at its address and telephone numbers, or Merrill Lynch & Co. at its telephone number, in each case, as set forth on the back cover of the Supplement. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Severstal's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

Very truly yours, Merrill Lynch & Co.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF SEVERSTAL, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(K)